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                                                                   EXHIBIT 10.27


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made and entered into this 2nd day of July, 2003, by SCOLR, Inc., a Delaware corporation (the "Company"), and Stephen Turner (the "Employee").

                                   BACKGROUND

The Company desires to retain the services of the Employee, and the Employee is willing to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement. Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                   AGREEMENT

      1.    POSITIONS AND DUTIES

            1.1 TITLE. Employee is employed as Director, Product Development.

            1.2 DUTIES. The Employee shall report to the Chief Executive Officer and/or President of the Company or his/her designee(s) and perform those duties which are customary with Employee's then current position, together with such additional duties as may be established by his/her direct supervisor. Employee agrees to (a) devote his entire professional time, attention, and energies to his position, (b) use his best efforts to promote the interests of the Company;
(c) perform faithfully, honestly and efficiently his responsibilities and duties to the satisfaction of the Company, and (d) refrain from any endeavour outside of his employment which interferes with his ability to perform his obligations hereunder. Employee may serve in various capacities for various non-profit charitable organisations, from time to time. Any such non-profit charitable work that has the potential to interfere to any degree with Employee's services to the Company or where Employee will be taking a visible role in the organisation must be disclosed to, and approved by, the Company prior to Employee performing such services.

            Since the Company's needs are constantly evolving, the Company in its sole discretion may alter the Employee's job title and/or duties. The Employee understands that his hours of work will vary and may be irregular and will be those hours required to meet the objectives of his employment. Employee additionally agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in a Company's handbook or communicated to the Company's employees, as such guidelines or policies may be implemented and/or amended from time to time.

      2. TERM OF EMPLOYMENT. Employee's employment with the Company has no definite term. The parties agree that the employment relationship is "at-will" and may be terminated with or without Cause. No one other than the Board of Directors has the power to change the at-will character of the employment relationship. However, as set forth in Section 4
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below, the various possible ways in which Employee's employment with the Company may be terminated will impact the Company's obligations to Employee under this Agreement. For example, the Company's obligations to Employee are less if he quits without Good Reason than if the Company terminates his employment Without Cause.

      3.    SALARY, BENEFITS AND OPTIONS.

            3.1 BASE SALARY. As payment for the services rendered by the Employee during the Term of this Agreement, the Company shall pay to the Employee an annualized base salary (the "Base Salary") of $85,000 (US) per year. The Base Salary, as earned, shall be payable on the Company's normal payroll schedule and is subject to normal or authorized withholdings. Six months after this Agreement is executed by Employee, Employee's salary shall be increased to $95,000 (US) per year. Other increases in the Base Salary shall be subject to the Company's discretion, exercised from time to time based on performance and other factors deemed relevant by the President and/or CEO, or the Board of Directors.

            3.2 RETROACTIVE BASE SALARY PAYMENT. Within fifteen days of the complete execution of this Agreement, Employee shall receive a lump sum payment, in effect "catching him up" on salary at the difference between the Base Salary that he has earned and $85,000 rate for the period of April 1, 2003 until the date that his Base Salary was increased to $85,000.

            3.3 EMPLOYEE BENEFITS. The Employee shall be entitled to be enrolled in all employee benefits that the Company may make generally available from time to time for its comparably situated management employees, including those available, if any, under any group health, dental, life or disability insurance plans. The benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under the insurance benefits package will be governed by the terms of such documents or policies. Employee acknowledges that the Company retains the right to unilaterally modify, amend, and terminate any benefits and benefit plans.

            3.4 STOCK OPTIONS. Upon signing this Agreement, Employee shall be granted 50,000 options under the Company's 1995 Stock Option Plan ("Stock Option Plan"). Such options shall be priced on the day of the Board of Director's approval of the key terms and conditions of this Agreement.

            (a) In addition, the Employee shall be eligible to receive options to purchase shares of the common stock of SCOLR, Inc., as may determined by the Board of Directors of SCOLR, Inc. from time to time.

            (b) The terms and conditions of any such stock options shall be governed by SCOLR's Stock Option Plan, which is incorporated herein by reference and which, together with any stock option agreements with the Employee (together, the "Stock Option Documents"), shall control such stock options in all respects. The Company may amend or terminate the Stock Option Plan from time to time as the Company in its sole discretion determines. If the Employee's employment is terminated for any reason, the Employee shall have the right to exercise the stock options pursuant to the termination of employment provisions in the Stock Option Documents.

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            3.5 BONUS. If applicable, the Employee will be eligible for bonuses and/or additional stock options in accordance with any applicable Incentive Plans established from time to time by the Board of Directors in its discretion or if otherwise granted by the CEO and/or President or by the Board's at its or their sole discretion. In order to be eligible for any bonus grant, Employee must be employed, and must not have been given, or must not have given to the Company, notice of termination, at the time of the bonus grant.

            3.6 VACATION. The Employee shall be entitled to paid vacation which shall accrue pro rata on a monthly basis. The Employee will accrue 3 weeks of paid vacation per year for his first 5 years of service. In years 6-10, Employee will accrue an additional day per year up to a maximum of 4 weeks per year. Unused accrued vacation may be carried over to the following year in an amount equal to the annual vacation accrual hereunder, or, if different, the maximum amount allowable under the Company's standard carryover policy for its employees in effect from time to time. Unused vacation in excess of the allowed carry over shall be forfeited. The Employee shall also be entitled to such paid holidays as the Company generally affords its comparably situated management employees.

            3.7 DEDUCTIONS. The Company shall be entitled to deduct and withhold from all compensation payable to the Employee (a) all amounts it reasonably determines are required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding and/or (b) any other withholding consented to by the Employee.


            3.8 TRAVEL AND OTHER EXPENSES. The Company shall pay or promptly reimburse the Employee for those travel, promotional, professional societies, and similar expenditures incurred by Employee which the Company determines are reasonably necessary for the proper discharge of the Employee's duties under this Agreement and for which the Employee submits appropriate receipts and indicates the amount, date, location and business character. Employee agrees to comply with the terms of any generally applicable reimbursement or travel expense policy as a precondition of reimbursement.

      4.    TERMINATION.

            4.1 TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time without prior notice for "Cause" (as defined below) with no severance or other obligation to the Employee, other than payment of the amount of unpaid earned Base Salary accrued pursuant to Section 3.1 to the date of such termination. For purposes of this Agreement "Cause" shall mean a termination due to objective evidence of any of the following:(1) (i) Employee's commission of a felony, a crime involving fraud or a crime that would negatively effect the Company's reputation if Employee remained in his position; (ii) dishonesty by Employee; (iii) violation of a key Company policy by Employee (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the CEO) or dereliction of duty by Employee (such as failure to perform

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(1) Sworn statements based on the personal knowledge of the signer shall satisfy this requirement of objective evidence. With respect to commission of a felony for purposes of clause (i), the statement shall set forth the elements thereof.

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minimum duties after written warning); (v) Employee's competition with the
Company, diversion of any corporate opportunity, breach of fiduciary duty or a serious conflict of interest or self-dealing inuring to the Employee's direct or indirect benefit and the company's detriment; (vi) intentional or grossly negligent conduct by Employee that is demonstrably injurious to the Company or its affiliates; (vii) substantial damage to the facilities where the Company conducts its business, to the extent that replacement is impracticable, or
(viii) breach of this Agreement or the Business Protection Agreement by Employee. A resignation by the Employee at any time after the occurrence of an event which would constitute Cause for termination by the Company shall be considered a termination by the Company for Cause. In the event of the termination of the Employee's employment under this or any other provision of this Agreement, the Employee's rights with respect to any and all stock options previously and hereafter granted by SCOLR, Inc. shall be governed in all respects by the applicable Stock Option Plan under which such options were granted.

            4.2 TERMINATION WITHOUT CAUSE. Subject to the provision of Section 4.6, the Company may terminate this Agreement, without cause, at any time for any reason, or no reason, and with or without notice.

            4.3 TERMINATION DUE TO DISABILITY OR DEATH. Employee's employment shall be terminable immediately upon Employee's death or disability. "Disability" is defined for purposes of this subsection as a condition that renders Employee unable to perform the essential functions of his employment hereunder with or without reasonable accommodation. The parties agree that due to the importance of Employee's position with the Company, either an indefinite leave or a leave of absence in excess of 90 days within a twelve month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this Section is intended to violate any federal or State law regarding medical leave.

            4.4 VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate his employment with the Company at any time by giving the Company written notice of such termination, to be effective thirty (30) days following the provision of such written notice. The Company, at its election, may or may not require Employee to continue to perform his duties hereunder for all or some of such thirty (30) day notice period.

            4.5 VOLUNTARY TERMINATION BY EMPLOYEE UPON GOOD REASON. This Agreement may be terminated by the Employee, for Good Reason by giving the CEO of the Company thirty (30) calendar days written notice of intent to terminate. Such notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

            For the purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, the occurrence of any one or more of the following: (a) a material substantial reduction in the authority or responsibilities of the Employee, (b) one or more reductions, in the cumulative annual amount of 15 percent or more, from the Base Salary of the Employee as set forth in this Agreement, or (c) any move of Employee's principal place of work by a distance of 30 miles or more. No event shall constitute "Good Reason" unless the Employee shall have notified the Company as set forth above of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within


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thirty (30) days of the date of its receipt of such written notice from the
Employee. Moreover, unless Employee shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Employee shall have waived his right to claim that such conduct constitutes "Good Reason" under this Agreement.

      4.6   SEVERANCE.

            (a) In the event the Employee's employment is terminated (i) by the Company without Cause, or (ii) by the Employee for Good Reason, then, in lieu of any further salary, benefits, or other payments, the Company shall continue to pay the Employee his then current Base Salary set forth in
      Section 3.1 for a period of six months from the date of termination ("Severance Period"). Severance shall be paid in such installments and subject to such deductions as the Employee's Base Salary has otherwise been paid during the Term of this Agreement.

            (b) During the Severance Period, the Employee agrees to provide the Company with any reasonable assistance requested by the Company without the necessity of any additional payment to Employee, provided, however, that any assistance beyond 10 hours a week will be paid by the Company at the Employee's Base Salary rate computed on an hourly basis. Since Employee may be requested to provide services to the Company during the Severance Period, so long as Employee is not in breach of his obligations under this Agreement or his Business Protection Agreement, his stock options shall continue to vest during such period.

            (c) Severance pay and/or vesting of stock options under this Section
      4.6 are expressly pre-conditioned, among other things, upon the Employee's execution and delivery of a release of all claims against the Company and Employee's continued compliance with his other obligations to the Company. Attached as EXHIBIT A is the form of Waiver and Release of Claims Agreement that must be executed as a pre-condition of Employee's receipt of severance. Employee understands that he will not be entitled to any severance pay under this Agreement until he executes and delivers this Waiver and Release of Claims Agreement and the seven (7) day revocation period set forth in the Waiver and Release of Claims Agreement has run. Violation of this Agreement or the Business Protection Agreement, a failure to provide requested assistance during the Severance Period, and/or failure to sign the Release and Waiver of Claims Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any Severance amounts paid.

            (d) The Employee agrees that severance as provided herein shall be the sole remedy to which he is entitled in the event of the termination of his employment without Cause or for Good Reason, and that severance will not be paid in the event of termination with Cause, his death or disability, or resignation without Good Reason.



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      5.    RETURN OF COMPANY PROPERTY. At the time of termination of Employee's employment, or as earlier requested by the Company, the Employee shall return to the Company all products, books, records, forms, specifications, formulae, data, data processes, designs, files, papers, writings and other materials relating to the business of the Company, including without limitation, all Confidential Information, including proprietary or licensed computer programs, customer lists and customer data, work-in-progress and notes and/or copies or duplicates thereof in the Employee's possession or under the Employee's control whether in written, electronic or other form. The Employee shall not retain any copies or duplicates of such property and all licenses granted to him by the Company to use computer programs or software shall be revoked as of the date of such termination. In addition, Employer shall certify to the Company as of the effective date of termination that none of the assets or business records belonging to the Company is in his possession, remain under his control, or have been transferred to a third person.

      6. CONFIDENTIALITY, INFORMATION AND NON-COMPETITION AGREEMENT. Concurrently with the execution of this Agreement and as a condition precedent to the Company's obligations hereunder, the Employee shall execute and deliver to the Company the Business Protection Agreement attached hereto as EXHIBIT B. The provisions of such Agreement shall remain in full force and effect after any and all terminations. If the Employee leaves the employ of the Company, he consents to the Company's notification to any new Company of his responsibilities under this Agreement.

      7.    OTHER PROVISIONS.

            7.1 COMPLIANCE WITH OTHER AGREEMENTS. The Employee represents and warrants to the Company that the execution, delivery and performance of this Agreement and the Business Protection Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which the Employee is a party or by which he is bound. The Employee acknowledges that the Company is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify the Company from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

            7.2 NONDELEGABLE DUTIES. This is a contract for the Employee's personal services. The duties of the Employee under this Agreement are personal and may not be delegated or transferred by the Employee in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by the Employee during his life.

            7.3 ENTIRE AGREEMENT. This Agreement and the Business Protection Agreement are the only agreements and understandings between the parties pertaining to the subject matter of said agreements, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. Provided, nothing herein is intended to relieve the Employee of his duties under any prior Employee Non-competition, Confidentiality or Inventions Agreement with SCOLR, Inc. nor to relieve SCOLR, Inc. of any obligations under any prior stock option agreements

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between SCOLR, Inc. and the Employee, and any and all stock options granted previously to the Employee by SCOLR, Inc. shall remain in effect pursuant to their terms and the governing Stock Option Plan. This Agreement specifically supersedes any employment agreements and understandings between the Employee and SCOLR, Inc. which shall be deemed terminated by mutual agreement and of no further force and effect.



            7.4 GOVERNING LAW, VENUE. This Agreement shall be governed by and construed according to the laws of the State of Washington. Each of the parties submits to the exclusive jurisdiction of any State or Federal court sitting in Seattle, Washington in any action arising out of or related to this Agreement and further agrees not to bring any action or proceeding arising out of or related to this Agreement in any other court.

            7.5 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby,

            7.6 AMENDMENT AND WAIVER. This Agreement may be amended or modified only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall he construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for non-compliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such non-compliance or breach.

            7.7 BINDING EFFECT. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            7.8 NOTICE. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this paragraph.

            7.9 HEADINGS, PRONOUNS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any and all uses of masculine or feminine pronouns herein are solely to aid in the ease of reading this Agreement and any such pronoun usage shall have equal application to the members of the opposite gender.



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      8.    ACKNOWLEDGMENT. The Employee acknowledges that he has read this
Agreement, he understands that the Company has been represented by Garvey Schubert Barer in this matter, he has been encouraged to consult with an attorney representing him regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full understanding of its present and future legal effect.

SO AGREED as of the date first entered above.

SCOLR, INC.                                       EMPLOYEE

/s/ David T. Howard                               /s/ Stephen Turner
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David T. Howard                                   Stephen Turner
President and Chief Employee Officer              Director, Product Development





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